EX-28.d.2.o.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND

RIVERSOURCE INVESTMENTS, LLC±

Effective March 24, 2008

Amended July 2, 2012*

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Mid Cap Value Fund	0.40% on Subadviser Assets up to $200 million; 0.35 % on Subadviser Assets of $200 million and more

*	As approved at the Board of Trustees Meeting held on June 13, 2012.
±	Currently known as Columbia Management Investment Advisers, LLC.

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Managing Director and General Manager

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